Exhibit 99.2

For information, contact:

Media -- Susan Moore (713) 309-4645

Investors -- Doug Pike (713) 309-7141

Lyondell Announces Impacts to Third-Quarter Earnings

and Provides Hurricane Update

HOUSTON (October 19, 2005) -- Lyondell Chemical Company (NYSE:LYO) today announced a number of third-quarter earnings impacts, and provided an update on hurricane-related events.

Third-Quarter Impacts

The third quarter 2005 will include a pre-tax charge of $195 million, or 49 cents per share (after tax), for impairment of the carrying value of Lyondell's Lake Charles, La., toluene diisocyanate (TDI) plant. As separately announced, Lyondell will permanently cease TDI production at the facility.

Additionally, the company incurred pre-tax charges of $30 million, or 8 cents per share (after tax), related to participation in a mutual insurance consortium. These charges represent Lyondell's exposure to claims by other members of the consortium related primarily to Hurricanes Katrina and Rita.

Based on August 2005 prices and costs as reported by industry consultants, as well as internal estimates, the pre-tax value of Lyondell's lost production in late September 2005 caused by Hurricane Rita is approximately $75 million to $100 million, or 19 cents to 25 cents per share (after tax).

Hurricane Update

All of Lyondell's major Gulf Coast chemical plants have returned to full rates with the exception of a propylene oxide facility that was previously scheduled for maintenance turnaround activity.

Lyondell is continuing to assess the damage to its Gulf Coast chemical facilities caused by Hurricane Rita, but any resulting costs in excess of related insurance claims is not expected to have a material effect on fourth-quarter 2005 results.

The company's joint venture, Lyondell-Citgo Refining (LCR), continues to operate at reduced rates following hurricane-related equipment issues and problems encountered in its fluid catalytic cracking unit during start-up. The refinery is expected to operate at 30 percent to 50 percent of its 268,000 barrel-per-day capacity until mid- to late-November.

"The third quarter was impacted by a temporary loss of sales and production, but the fact that our chemical facilities were minimally impacted by the hurricanes and quickly returned to full production puts Lyondell in a good position in a tight market," said Dan Smith, Lyondell president and CEO. "Unfortunately, problems at LCR will impact our fourth quarter, but all of our major Gulf Coast chemical plants are operating as planned."

Lyondell To Announce Q3 Earnings on October 27

Lyondell will host a conference call on Thursday, October 27, 2005, at 11:30 a.m. Eastern Time (ET). Participating on the call will be: Dan F. Smith, President and CEO, Morris Gelb, Executive Vice President and COO, T. Kevin DeNicola, Senior Vice President and CFO; and Doug Pike, Vice President of Investor Relations. The dial-in numbers are 888-391-2385 (U.S. -- toll free) and 517-645-6239 (international). The passcode for each is Lyondell. The call will be broadcast live on the Investor Relations page of the company's web site, www.lyondell.com/earnings.

A replay of the call will be available from 1:30 p.m. ET October 27 to 5 p.m. ET on November 5. The dial-in numbers are 866-435-1326 (U.S.) and 203-369-1022 (international). The passcode for each is 5549. Web replay will be available at 2:30 p.m. ET October 27 on the Investor Relations page of the company's web site, www.lyondell.com/earnings.

Reconciliations of non-GAAP financial measures to GAAP financial measures, together with any other applicable disclosures, including the earnings release, will be available at 11:30 a.m. ET October 27 at www.lyondell.com/earnings.

ABOUT LYONDELL

Lyondell Chemical Company, headquartered in Houston, Texas, is North America's third-largest independent, publicly traded chemical company. Lyondell is a major global manufacturer of basic chemicals and derivatives including ethylene, propylene, titanium dioxide, styrene, polyethylene, propylene oxide and acetyls. It also is a significant producer of gasoline blending components. The company has a 58.75 percent interest in Lyondell-Citgo Refining LP, a refiner of heavy, high-sulfur crude oil. Lyondell is a global company operating on five continents and employs approximately 10,000 people worldwide.

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The statements in this release relating to matters that are not historical facts are forward-looking statements.  These forward-looking statements are based upon the current beliefs and expectations of management, and are subject to significant risks and uncertainties.  Actual results could differ materially based on factors including, but not limited to, costs associated with changes in plant status and related matters; supply/demand balances; industry production capacities and operating rates; operating interruptions; availability, cost and price volatility of raw materials and utilities; uncertainties associated with the U.S. and worldwide economies; current and potential governmental regulatory actions; terrorist acts; international political unrest; legal, tax and environmental proceedings; cyclical nature of the chemical and refining industries; competitive products and pricing; risks of doing business outside of the U.S.; access to capital markets; technological developments; and other risk factors.  Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Lyondell, Equistar and Millennium Annual Reports on Form 10-K for the year ended December 31, 2004, and the Lyondell, Equistar and Millennium Quarterly Reports on Form 10-Q for the quarter ended September 30, 2005 which will be filed with the SEC in November 2005.

SOURCE: Lyondell Chemical Company